As filed with the Securities and Exchange Commission on October 1, 2019

Registration No. 333-221649

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NORTHSTAR REALTY EUROPE CORP.
(Nighthawk Merger Sub LLC as successor by merger to NorthStar Realty Europe Corp.)
(Exact Name of Registrant as Specified in its Charter)

Maryland	32-0468861
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
c/o CoRE PANEURO 2019 13 S.à.r.l.
121 rue de la Faiencerie
L-1511 Luxembourg
Grand Duchy of Luxembourg
Telephone: +(352) 266-3651
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Sven Rein
Sylvie Reisen
c/o CoRE PANEURO 2019 13 S.à.r.l.
121 rue de la Faiencerie
L-1511 Luxembourg
Grand Duchy of Luxembourg
Telephone: +(352) 266-3651
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Kerry E. Johnson, Esq.
DLA Piper LLP (US)
444 West Lake Street, Suite 900
Chicago, Illinois 60606
Telephone: (312) 368-4000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-221649) (the “Registration Statement”) of NorthStar Realty Europe Corp., a Maryland corporation (the “Company”), which was filed with the Securities and Exchange Commission on November 17, 2017 to register the offering of an unspecified aggregate number of shares of common stock, par value $0.01 per share, preferred stock, depository shares, debt securities, warrants and units of the Company.
On September 30, 2019, pursuant to the terms of the Agreement and Plan of Merger, dated July 3, 2019, among the Company, CoRE PANEURO 2019 13 S.à.r.l., a Luxembourg S.à.r.l. (“Parent”), Nighthawk Merger Sub LLC, a Maryland limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), NorthStar Realty Europe Limited Partnership, a Delaware limited partnership, and Nighthawk Partnership Merger Sub LLC, a Delaware limited liability company, the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving entity in the merger (the “Merger”).
As a result of the effectiveness of the Merger on September 30, 2019, any and all offerings of securities registered pursuant to the Registration Statement have been terminated.  In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Merger Sub, as successor by merger to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Luxembourg, Grand Duchy of Luxembourg on October 1, 2019.

NIGHTHAWK MERGER SUB LLC (as successor by merger to NorthStar Realty Europe Corp.) By: CORE PANEURO 2019 13 S.À.R.L., its sole member

By:	/s/ Sven Rein
Name: Sven Rein
Title: Manager

By:	/s/ Sylvie Reisen
Name: Sylvie Reisen
Title: Manager

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.